REBENSDORF
GROUP

Office / (949) 999-0816
Fax / (949) 666-5539
Email / gr@rebensdorf.com
Web / Rebensdorf.com

260 Newport Center Drive
Suite 500
Newport Beach, CA 92660

Date: July 29, 2014

To: Board of Directors
Las Vegas Railway Express, Inc.

Re: Board Resignation

Gentlemen,

Please accept this letter as my resignation from the Board of Directors of Las Vegas Railway Express, Inc. I have decided, in consultation with the CEO and others, that I can lend greater value to the company as an outside consultant/advisor, without the regulatory constraints of Board membership. I fully support the directions and actions of management and the Board, and do not have any outstanding disputes with the company. I look forward to continuing my work on behalf of the company, and to working with all of you collectively, and individually.

Sincerely,

George Rebensdorf